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                                   EXHIBIT 11

                    SENECA FOODS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                        (In thousands except share data)




                                                                  Three Months Ended                  Nine Months Ended
                                                                  ------------------                  -----------------
                                                            12/26/98           12/27/97          12/26/98        12/27/97
                                                            --------           --------          --------        --------

Net Earnings Applicable to Common Stock:

    Net Earnings (Loss)                                     $    459          $  (1,240)          $(1,941)        $ (861)
    Deduct Preferred Cash Dividends                                6                -                 -                -
                                                             -----------------------------------------------------------
        Net Earnings Applicable to
      Common Stock Basic                                     $   453          $  (1,240)          $(1,941)         $ (861)
                                                             ============================================================
    Net Earnings Applicable to Common
    Stock Basic                                              $   453          $     187           $(2,400)         $  379
    Add Preferred Cash Dividends                                   1                  -                 -               -
                                                             ------------------------------------------------------------
        Net Earnings Applicable to
      Common Stock Diluted                                   $   454          $     187            $(2,400)        $  379
                                                             ============================================================

Weighted Average Common
  Shares Outstanding Basic                                   6,144,455        5,939,680           6,027,814      5,939,680
Effect of Common Stock Equivalents                           4,080,319           67,390           1,867,981         67,390
                                                             -------------------------------------------------------------
Weighted Average Common Shares Out-
  standing Diluted                                          10,224,774        6,007,070           7,895,795      6,007,070
                                                            ==============================================================

Basic Earnings Per Share                                      $    .07        $    (.21)            $  (.33)        $ (.14)
                                                            ==============================================================

Diluted Earnings Per Share                                  $      .07        $    (.21)            $  (.33)        $ (.14)
                                                            ==============================================================
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Note: Current year-to-date diluted earnings per share excludes the effect of convertible shares which would be anti-dilutive.
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